Exhibit 10.10

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

edward nathan sonnenbergs

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

po box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@problemsolved.co.za www.problemsolved.co.za

KELLTECH SA SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

FINAL EXECUTION VERSION

entered into between

LIFEZONE LIMITED
(Company No. 081243 C2/GBL)

and

ORKID S.à r.l.

(Registration No. B 167 777)

and

THE INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED

and

KELLTECH LIMITED (previously named Lifezone SA Ventures Limited)
(Company No. 084564 C1/GBL)

and

KELLPLANT PROPRIETARY LIMITED (to be renamed Kelltechnology South Africa (RF) Proprietary Limited or such other name as may be approved by the Companies and Intellectual Property Commission of South Africa)

(Registration No. 2008/026628/07)

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PREAMBLE

A.	All capitalised terms in this preamble shall have the meaning attributed thereto in clause 1 of this Agreement.

B.	Lifezone owns Kelltechnology and has licensed same to Kelltech Mauritius pursuant to the Lifezone Licence, Kelltech Mauritius has, in turn, entered into the Kelltech SA Licence with the Company. The Company intends incorporating a wholly-owned subsidiary, being KellPlant, and entering into the KellPlant Licence with KellPlant. It is the intention that KellPlant will build a plant that will, using Kelltechnology, leach PGM concentrate and produce platinum metal compounds.

C.	The Parties have entered into this Agreement for the purposes of, inter alia: (i) enabling the Shareholders to regulate their relationships as shareholders in the Company: and (ii) setting out certain arrangements and understandings with respect to the Company.

WHEREBY IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof. Unless a contrary intention clearly appears:

1.1	words importing:

1.1.1	any one gender include the other two genders;

1.1.2	the singular include the plural and vice versa; and

1.1.3	natural persons include created entities (corporate or unincorporate) and the state and vice versa;

1.2	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely -

1.2.1	“Affiliate” means in relation to any Shareholder:

1.2.1.1	each Entity in which that Shareholder has a direct or indirect interest of at least [***]%;

1.2.1.2	each Entity which has a direct or indirect interest of at least [***]% in that Shareholder; or

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1.2.1.3	each Entity in respect of which the Controller of such Shareholder has a direct or indirect interest of at least [***]%;

1.2.2	“Agreement” means this subscription and shareholders agreement, including the Schedules hereto;

1.2.3	“Applicable Law” means any statute, ordinance, judicial decision, executive order, regulation, common law, rule, or by-law of any jurisdictions that are applicable to the relevant Party;

1.2.4	“Board” means the board of Directors of the Company from time to time;

1.2.5	“BFS” means a bankable feasibility study consisting of a definitive marketing (including broad anticipated Toll Treatment Terms), technical, environmental, economic and engineering feasibility study of the Plant, conducted to a bankable standard;

1.2.6	“Business Day” means a day, other than a Saturday, Sunday, or public holiday in Guernsey, the Republic of South Africa or the Republic of Mauritius;

1.2.7	“Claims” means all amounts of any nature whatsoever owing by the Company to the Shareholders from time to time, whether by way of loan account or otherwise, whether in contract or in delict, actual or contingent, and includes any interest accrued thereon;

1.2.8	“Companies Act” means the Companies Act No.71 of 2008 (as amended);

1.2.9	“Company” means Kellplant Proprietary Limited, a company incorporated in the Republic of South Africa having registration number 2008/026628/07, to be renamed Kelltechnology South Africa (RF) Proprietary Limited (or such other name as may be approved by the Companies and Intellectual Property Commission of South Africa) pursuant to the adoption of the MOI;

1.2.10	“Control” means in relation to an Entity the ability of a person (the “Controller”), directly or indirectly, to ensure that the activities and business of an Entity (the “Controlled Entity”) are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent equity and/or holds, directly or indirectly, the majority of the voting rights in the Controlled Entity or the Controller has the right to receive the majority of the income of that Controlled Entity on any distribution by it of all of its income or the majority of its assets on a winding up

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and in respect of a Controlled Entity that is a trust, “Control” means the ability of the Controller to control the majority of the votes of the trustees or to appoint the majority of the trustees or to appoint or change the majority of the beneficiaries, or such trust operates primarily for the benefit of such person and “Controlling” and “Controlled” shall be construed accordingly;

1.2.11	“Deed of Adherence” means a deed substantially in the form set out in Schedule 1 pursuant to which a person agrees to become a Party to, and to be bound by the provisions of, this Agreement;

1.2.12	“Development Loan” shall bear the meaning ascribed thereto in the Kelltech Mauritius Shareholders’ Agreement;

1.2.13	“Director” means a director of the Company;

1.2.14	“Encumbrance” means any mortgage, pledge, lien or cession conferring security, hypothecation, security interests, preferential right or trust arrangement or other arrangement securing any obligation of any person and “Encumber” shall bear a corresponding meaning as the context requires;

1.2.15	“Entity” means any association, business, close corporation, company, concern, enterprise, firm, fund, partnership, person, trust, undertaking, voluntary association or other similar entity whether corporate or unincorporate;

1.2.16	“Fair Market Value” means the fair market value of the Company as determined in accordance with clause 17;

1.2.17	“Group” means the Company and any Entity Controlled by the Company from time to time, including, at the date of this Agreement, KellPlant;

1.2.18	“IDC” means Industrial Development Corporation of South Africa Limited, a corporation established in terms of section 2 of the Industrial Development Corporation Act of 1940;

1.2.19	“IDC’s Proportionate Interest” means the quotient (expressed as a decimal number) of: (a) the number of Shares held by IDC in the Company’s entire issued Share capital at the relevant point in time; divided by (b) the Company’s entire issued Share capital at such point in time;

1.2.20	“Independent Valuers” means the independent specialist intellectual property valuation group appointed pursuant to clause 17.4;

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1.2.21	“Intellectual Property” means all intellectual property rights relating to Kelltechnology of whatsoever nature, whether registered or unregistered, owned, licensed to or controlled by Lifezone in the Licensed Territory at any time during the term of this Agreement, including, without limitation, the inventions, information and technologies that form the subject matter of the Patents and the Know-How, and all current and future improvements, variations and individual unit operations thereof, whether conceived of, developed and/or acquired by Lifezone and regardless of howsoever created;

1.2.22	“Jibar” means the Johannesburg interbank agreed rate calculated by South African Futures Exchange (Safex) (being the futures exchange of the JSE Limited) for three month South African Rand deposits on the first Business Day of each calendar quarter;

1.2.23	“Kelltech Mauritius” means Kelltech Limited (previously named Lifezone SA Ventures Limited) Company No. 084564 C1/GBL, a private company limited by shares, duly incorporated in Mauritius;

1.2.24	“Kelltech Mauritius Shareholders’ Agreement” means the written shareholders agreement (dated 16 April 2014) entered into between Lifezone, Orkid, SPM, Kelltech Mauritius and Liddell (as amended from time to time);

1.2.25	“KellPlant” means a company to be incorporated in the Republic of South Africa which will be a wholly-owned subsidiary of the Company;

1.2.26	“KellPlant Licence” means the licence agreement to be entered into between the Company and KellPlant in terms of which, inter alia, the Company grants to KellPlant a licence to use the Intellectual Property in South Africa in any plant owned and/or operated by it (as amended from time to time);

1.2.27	“Kelltech SA Licence” means the licence agreement (dated 16 April 2014) entered into between Kelltech Mauritius and the Company (as amended from time to time);

1.2.28	“Kelltechnology” means the hydrometallurgical process developed by Liddell for the extraction of PGMs that requires significantly less electrical energy than the current conventional matte smelting process;

1.2.29	“Know-How” means all confidential information of whatever nature relating to:

1.2.29.1	the inventions and technologies that form the subject matter of the Patents;

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1.2.29.2	Kelltechnology which is under the possession and control of Lifezone; and

1.2.29.3	all other information generally relating to exploitation, implementation and/or use of the technologies referred to in 1.2.29.1 and 1.2.29.2 above including, without limiting the generality of the foregoing, technical information, manufacturing and processing techniques, designs, specifications, formulae, systems, processes and information concerning materials;

1.2.30	“Licensed Territory” means Angola, Botswana, Democratic Republic of Congo, Lesotho, Malawi, Madagascar, Mozambique, Namibia, Swaziland, Tanzania, Zambia, Zimbabwe, South Africa and Seychelles;

1.2.31	“Liddell” means Keith [***] Liddell ([***]);

1.2.32	“Lifezone” means Lifezone Limited, Company No. 081243 C2/GBL, a private company limited by shares, duly incorporated in Mauritius;

1.2.33	“Lifezone Licence” means the licence agreement (dated 16 April 2014) entered into between Lifezone, Liddell and Kelltech Mauritius (as amended from time to time);

1.2.34	“Lifezone Loan” shall bear the meaning ascribed thereto in the Kelltech Mauritius Shareholders’ Agreement;

1.2.35	“Lock-in Period” means the period commencing on date upon with the Company first issues Shares to IDC and ending on 19 June 2019;

1.2.36	“[***]” means [***] ([***]);

1.2.37	“MOI” means the memorandum bf incorporation of the Company substantially in the form of that attached hereto as Schedule 2 amending the existing memorandum of incorporation of the Company;

1.2.38	“Orkid” means Orkid S.à r.l., Registration No. B 167 777, a limited liability private company duly incorporated in Luxembourg;

1.2.39	“Orkid Loans” shall bear the meaning ascribed thereto in the Kelltech Mauritius Shareholders’ Agreement;

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1.2.40	“Parties” means each party to this Agreement together with any person who adheres to this Agreement by entering into a Deed of Adherence, and references to a “Party” shall be to any of the aforegoing individually as the context may require;

1.2.41	“Patents” means:

1.2.41.1	South African Patent 2000/6600; and

1.2.41.2	South African provisional patent application 2012/05222 and all patent applications and granted patents in the Licensed Territory claiming priority from the aforementioned provisional patent application;

1.2.42	“PGMs” means platinum, palladium, rhodium, ruthenium, iridium and osmium together with the associated metals of gold, silver, nickel, copper and cobalt;

1.2.43	“Plant” means an integrated processing plant owned by KellPlant (or the Company) that will, using Kelltechnology, leach PGM concentrate and produce platinum metal compounds;

1.2.44	“Proportionate Interest” means, in respect of a Shareholder, and as of any date, the ratio of the Shares held by such Shareholder to the aggregate of the Shares held collectively by all of the Shareholders on such date expressed as a decimal;

1.2.45	“Rand Equivalent” means the following US$/ Rand foreign exchange rate: 1US$ = R12.2732. The Parties hereby agree that the aforesaid US$ / Rand foreign exchange rate is the US$ / Rand foreign exchange rate on 29 June 2015;

1.2.46	“Schedules” means the schedules to this Agreement;

1.2.47	“Service Agreement” means the service agreement dated 16 April 2014 between Lifezone and Kelltech Mauritius in terms of which, inter alia, Lifezone agrees to provide to Kelltech Mauritius and its subsidiaries technology support services in relation to Kelltechnology, such services initially to be delivered by Liddell, [***] and [***];

1.2.48	“Shareholder” means either of Kelltech Mauritius or IDC individually as the context may require and “Shareholders” means Kelltech Mauritius and IDC collectively;

1.2.49	“Shares” means the ordinary shares of R10.00 (ten Rand) each in the share capital of the Company;

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1.2.50	“Signature Date” means the date of signature of this Agreement by the last Party to do so;

1.2.51	“SPM” means Sedibelo Platinum Mines Limited, a company incorporated in Guernsey having company number 54400 and its registered address at 11 New Street, St Peter Port, Guernsey, GY1 2PF;

1.2.52	“Subscription Price” means, collectively, the Tranche 1 Price and the Tranche 2 Price;

1.2.53	“Subscription Shares” means 50 (fifty) Shares, which once issued will constitute 33.33% (thirty three point thirty three percent) of the Company’s issued Share capital;

1.2.54	“Tax” or “Taxation” means:

1.2.54.1	levies payable to government authorities;

1.2.54.2	normal taxation;

1.2.54.3	capital gains tax;

1.2.54.4	value added tax or sales tax;

1.2.54.5	any tax relating to the registration of shares in the name of the registered owner thereof;

1.2.54.6	any taxation arising from new assessments of taxation and/or the reopening of any income tax assessments of the Company for any period prior to the Trigger Date 1;

1.2.54.7	donations tax;

1.2.54.8	customs duty;

1.2.54.9	securities transfer tax;

1.2.54.10	all other forms of taxation, other than deferred tax benefits; or

any penalties or interest on any of the aforegoing;

1.2.55	“Toll Treatment Terms” means certain terms that will be contained in the BFS in relation to the concentrate to be processed by KellPlant that will determine the profit generated and retained by KellPlant such as, amongst others, expected operational expense charges, expected royalties and expected capital charges;

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1.2.56	“Tranche 1 Price” means the Rand Equivalent of US$[***] ([***]United States Dollars);

1.2.57	“Tranche 2 Price” means the Rand Equivalent of US$[***] ([***]United States Dollars);

1.2.58	“Transferee Affiliate” means in relation to any Shareholder each Entity in which that Shareholder has a direct or indirect interest of at least [***]% and/or each Entity which has a direct or indirect interest of at least [***]% in that Shareholder and/or any directly or indirectly wholly owned subsidiary of each Entity which has a direct or indirect interest of at least [***]% in that Shareholder and/or in which that Shareholder has a direct or indirect interest of at least [***]%;

1.2.59	“Trigger Date 1” means 3 (three) Business Days after the fulfilment and/or waiver of the suspensive conditions in clause 2.1 (as the case may be);

1.2.60	“Trigger Date 2” means 3 (three) Business Days after the earlier of the date on which:

1.2.60.1	the Trigger Date 2 Conditions are achieved; or

1.2.60.2	IDC notifies the Company in writing that it elects to pay the Tranche 2 Price notwithstanding the fact that: (a) the Board concludes that the Trigger Date 2 Conditions will not be achieved; and/or (b) the Trigger Date 2 Conditions have not been achieved;

1.2.61	“Trigger Date 2 Conditions” means:

1.2.61.1	the board of directors of SPM or Platmin South Africa Proprietary Limited has taken a decision to allow the erection of the Plant - which plant shall be funded on the basis contemplated in clause 6;

1.2.61.2	the BFS and a detailed funding plan in respect of the Plant have been completed to the Company’s satisfaction; and

1.2.61.3	the key anticipated Toll Treatment Terms have been recorded and approved by the Company and specifically incorporated in the approved BFS. The Toll Treatment Terms which will have been approved by the Company are those in relation to the concentrate to be processed by KellPlant that will determine the economics of KellPlant’s operations, and thus the returns to the shareholders;

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1.2.62	“Trust Agreement” means the trust agreement in respect of the Subscription Shares, as contemplated in section 40 of the Companies Act attached hereto as Schedule 3;

1.2.63	“USO”, “US$” or “US Dollars” means United States Dollars;

1.3	any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time and includes any subordinate legislation made from time to time under such enactment. Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended or re-enacted from time to time and/or an equivalent measure in an enactment, provided that if as a result of such amendment or re enactment, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read also as if it had been amended as necessary, without the necessity for an actual amendment;

1.4	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement;

1.5	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day is not a Business Day, in which case the last day shall be the next succeeding day which is a Business Day;

1.6	references to an “agreement” or “document” shall be construed as a reference to such agreement or document as the same may have been amended, varied, supplemented or novated in writing at the relevant time in accordance with the requirements of such agreement or document and, if applicable, of this Agreement with respect to amendments;

1.7	expressions defined in this Agreement shall bear the same meanings in Schedules to this Agreement which do not themselves contain their own conflicting definitions;

1.8	the use of any expression in this Agreement covering a process available under South African law such as a winding up (without limitation eiusdem generis) shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such defined jurisdiction;

1.9	if any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

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1.10	the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.11	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

1.12	any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such party is liquidated, sequestrated or placed under administration or other business rescue procedure, be applicable also to and binding upon that party’s liquidator, trustee, administrator or business rescue practitioner, as the case may be;

1.13	the index and the headings in this Agreement are inserted for convenience only and do not affect its interpretation;

1.14	any Schedule to this Agreement shall take effect as if set out in this Agreement and references to this Agreement shall include its Schedules;

1.15	references to “clauses” and “Schedules” are references to the clauses and schedules of this Agreement;

1.16	the words “include”, “including” and “in particular” shall be construed as being by way of example or emphasis only and shall not be construed, nor shall they take effect, as limiting the generality of any preceding word/s;

1.17	the words “other” and “otherwise” shall not be construed eiusdem generis with any preceding words where a wider construction is possible; and

1.18	whenever the Independent Valuers or any other expert referred to in this Agreement are required to act “as an expert and not as an arbitrator” in terms of this Agreement, then -

1.18.1	the determination of the expert shall (in the absence of manifest error) be final and binding;

1.18.2	subject to any express provision to the contrary, the expert shall determine the party liable to pay his or its charges, which shall be paid accordingly;

1.18.3	the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair, unreasonable or contrary to accepted market practice at the time;

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1.18.4	the expert shall consult with all relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and

1.18.5	having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

2.	SUSPENSIVE CONDITIONS

2.1	The whole of this Agreement, other than this clause, the provisions of clause 1 and the provisions of clauses 19 to 32 (both inclusive), which shall be of immediate force and effect on the Signature Date, is subject to the fulfilment of the following suspensive conditions, that, by no later than 30 June 2016:

2.1.1	an audit certificate is presented by the Company, or its nominee, to the IDC confirming:

2.1.1.1	the costs to date funded by Kelltech Mauritius and/or the shareholders of Kelltech Mauritius in respect of Kelltechnology are at least USD[***] ([***] United States Dollars); and

2.1.1.2	the cost required complete the BFS as USD[***] ([***] United States Dollars);

2.1.2	the board of directors of each of the IDC, Kelltech Mauritius and the Company have passed a resolution in terms of which it authorises the entering into of this Agreement;

2.1.3	the Board has, as contemplated in the Companies Act, passed a resolution in terms of which it authorises the allotment and issue of the Subscription Shares to the IDC, in terms of this Agreement and determines that the consideration therefor is adequate;

2.1.4	the shareholders of the Company have adopted a special resolution, as contemplated in section 41(3) of the Companies Act, approving the allotment and issuance of the Subscription Shares to the IDC;

2.1.5	the IDC has completed its legal due diligence investigation of the Company’s articles of association, the KellTech Mauritius Shareholders’ Agreement, the Lifezone Licence, the Kelltech SA Licence and the Service Agreement to the IDC’s satisfaction (acting reasonably);

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2.1.6	the Company has provided to the IDC all requisite documentation and information required by the IDC in respect of the Company in terms of the Financial Intelligence Centre Act, No 38 of 2001;

2.1.7	the Company has provided a financial model in respect of the Plant to the IDC, which financial model contains the detailed funding plan;

2.1.8	the Lifezone Licence, the Kelltech SA Licence and the KellPlant Licence have been entered into;

2.1.9	the Service Agreement has been entered into;

2.1.10	the Company has adopted and filed the MOI, in substitution of the existing memorandum of incorporation, together with the requisite amendment notice, with the Companies and Intellectual Property Commission (“CIPC”) and CIPC has issued a letter confirming that the MOI has been accepted and placed on file; and

2.1.11	the Trust Agreement has been entered into.

2.2	Forthwith after the Signature Date, the Parties shall use their respective reasonable endeavours and co-operate in good faith to procure the fulfilment of the suspensive conditions, to the extent that it is within their power to do so, as expeditiously as reasonably possible.

2.3	The Parties record and agree that the suspensive conditions in clauses 2.1.2, 2.1.3, 2.1.4, 2.1.5, 2.1.6, 2.1.8 and 2.1.9 were fulfilled and/or waived (as the case may be) on or before the Signature Date.

2.4	The suspensive conditions in clauses 2.1.1, 2.1.5, 2.1.7, 2.1.9 and 2.1.11 have been inserted for the benefit of all of the IDC who will be entitled to waive fulfilment (wholly or partially) of any or all such suspensive conditions by written notice to the Company prior to the expiry of the relevant date for fulfilment thereof set out in clause 2.1 (or extended in accordance with clause 2.7).

2.5	The suspensive conditions in clauses 2.1.2, 2.1.8 and 2.1.10 have been inserted for the benefit of the Company, Kelltech Mauritius and the IDC who will be entitled to waive fulfilment (wholly or partially) of any or all such suspensive conditions by written agreement prior to the expiry of the relevant date for fulfilment thereof set out in clause 2.1 (or extended in accordance with clause 2.7).

2.6	The suspensive conditions in clauses 2.1.3, 2.1.4 and 2.1.6 are required in terms of legislation and cannot be waived.

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2.7	Unless all of the suspensive conditions have been fulfilled or waived by not later than the relevant date for fulfilment thereof set out in clause 2.1 (or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates), the provisions of this Agreement, save for this clause, the provisions of clause 1 and the provisions of clauses 19 to 32 (both inclusive), which will remain of full force and effect, will never become of any force or effect and none of the Parties will have any claim against any other Party in terms hereof or arising from the failure of the suspensive conditions, save for any claims arising from a breach of clause 2.2, as well as any breach of any of the provisions of this Agreement which became effective on the Signature Date.

3.	PURPOSES AND POWERS OF THE COMPANY

The powers and capacity of the Company shall be those set out in the MOI.

4.	SUBSCRIPTION FOR / ISSUANCE OF THE SUBSCRIPTION SHARES

4.1	On Trigger Date 1, IDC shall subscribe for the Subscription Shares at the Subscription Price and make payment of the Tranche 1 Price by electronic transfer, free of any deductions or set-off whatsoever, into the bank account of the Company nominated in writing to IDC before Trigger Date 1.

4.2	On Trigger Date 1 and against the Tranche 1 Price reflecting in the Company’s bank account contemplated in clause 4.1, the Company:

4.2.1	shall allot and issue the Subscription Shares to IDC;

4.2.2	shall deliver to IDC: a copy of the original share certificates reflecting IDC as the beneficial owner of the Subscription Shares (it being recorded and agreed that as the entire Subscription Price in respect of the Subscription Shares will not have been paid in full as at Trigger Date 1 the original share certificates in respect of the Subscription Shares will be placed in trust in accordance with the provisions of the Trust Agreement pending payment of the Tranche 2 Price) and a copy of the Company’s share register reflecting IDC as the beneficial owner of the Subscription Shares but noting that such Subscription Shares are held in trust (with such trust being the registered holder of such Shares) pending payment by the IDC of the Tranche 2 Price; and

4.2.3	warrants to the IDC that the Company only has one class of shares, being the Shares.

4.3	On Trigger Date 2, IDC shall make payment of the Tranche 2 Price by electronic transfer, free of any deductions or set-off whatsoever, into the bank account of the Company set out in

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clause 4.1, or such other bank account as the Company may in writing direct prior to Trigger Date 2.

4.4	On Trigger Date 2:

4.4.1	against receipt by it thereof, the Company shall utilise the Tranche 2 Price to pay Kelltech Mauritius the purchase price owing by the Company to Kelltech Mauritius for the BFS which the Company purchases from Kelltech Mauritius (by electronic transfer, free of any deductions or set-off whatsoever, into the bank account nominated by Kelltech Mauritius in writing);

4.4.2	against receipt by it of the payment contemplated in clause 4.4.1, Kelltech Mauritius shall pay an amount: (a) equal to the Orkid Loans outstanding at such point in time to Orkid (by electronic transfer, free of any deductions or set-off whatsoever, into the bank account nominated by Orkid in writing); and (b) if following the payment of the amount contemplated in this clause 4.4.2(a) any portion of the amount paid to Kelltech Mauritius pursuant to clause 4.4.1 remains in Kelltech Mauritius’ bank account then Kelltech Mauritius shall immediately utilise such balance to repay that portion of the Development Loan which does not exceed such balance to SPM (by electronic transfer, free of any deductions or set-off whatsoever, into the bank account nominated by SPM). This clause constitutes a stipulatio alteri in favour of SPM which may be accepted by SPM at any time upon written notice to Kelltech Mauritius.

4.5	If by 31 December 2016 (the “Trigger Date”):

4.5.1	the Board concludes that the Trigger Date 2 Conditions will not be achieved or the Trigger Date 2 Conditions have not been achieved; and

4.5.2	IDC has not notified the Company in writing that it elects to pay the Tranche 2 Price notwithstanding the fact that: (a) the Board concludes that the Trigger Date 2 Conditions will not be achieved; and/or (b) the Trigger Date 2 Conditions have not been achieved, then: (a) the entire subscription price payable for the Subscription Shares will not been paid in full and, pursuant thereto the Company shall cancel the subscription for [***]% of the Shares held by IDC in the Company’s issued share capital, provided that if such percentage of Shares held by the IDC in the Company’s issued share capital constitutes a fraction then such number shall be rounded up to the nearest whole number (the “IDC Cancelled Shares”) (as contemplated in the Trust Agreement and section 40(6)(d)(iv) of the Companies Act) then the Third Party Holder (as defined in the Trust Agreement) shall deliver to the Company the original share certificates held by it as soon as the Company demands same and the Company

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shall issue a new share certificate to the IDC in respect of those Shares held by the IDC which have been so cancelled; and (b) IDC grants Kelltech Mauritius the option to, upon written notice to it at any time after the Trigger Date, to purchase [***]% of IDC’s Claims (the “IDC Sale Claims”) against the Company for an aggregate purchase price of R1.00 (one Rand).

4.6	If Kelltech Mauritius exercises the option contemplated in clause 4.5 then the effective date of such sale shall (subject to clause 15) be 3 (three) Business Days after the date on which Kelltech Mauritius sends the written notice contemplated in clause 4.5 to IDC, on which date:

4.6.1	IDC hereby cedes and delegates to Kelltech Mauritius all of its rights and obligations in respect of the IDC Sale Claims;

4.6.2	Kelltech Mauritius hereby accepts the cession and delegation of the IDC Sale Claims from IDC;

4.6.3	ownership of (and all risk in and benefit of) the IDC Sale Claims passes to Kelltech Mauritius;

4.6.4	Kelltech Mauritius shall (by electronic transfer, free of any deductions or set-off whatsoever, into the bank account nominated by IDC in writing) make payment of the aggregate purchase price of R1.00 (one Rand) in respect of the IDC Sale Claims;

4.6.5	IDC gives Kelltech Mauritius the following warranties:

4.6.5.1	IDC will be entitled and able to give unencumbered title of the IDC Sale Claims to Kelltech Mauritius;

4.6.5.2	no person has any right, including any option or right of first refusal, to purchase (or otherwise acquire) the IDC Sale Claims or any interest therein;

4.6.5.3	the IDC Sale Claims are not subject to any pledge or cession or other right of security or encumbrance in favour of any third party; and

4.6.5.4	IDC has full legal title and ownership of the IDC Sale Claims and apart from the IDC Sale Claims, IDC has no other claims against the Company.

4.7	IDC warrants to Kelltech Mauritius that: (i) IDC does not qualify as a “funding agency” in terms of the Intellectual Property Rights from Publicly Financed Research and Development Act, no. 51 of 2008 (the “IPRPFRD Act”) and accordingly that its equity investment in the Company does not constitute “funds allocated by a funding agency” as provided for in the IPRPFRD Act;

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(ii) that the IDC funds utilised for the purpose of the investment in the Company are derived from its own investments and/or commercial sources and not from the government of the Republic of South Africa, an organ of state or any other state agency as contemplated in the IPRPFRD Act; and (iii) that the IPRPFRD Act does not apply to any activities of the Company as a result of its investment in the Company.

5.	INCONSISTENCY WITH THE MOI

5.1	The relationship:

5.1.1	of the Shareholders amongst themselves, in their capacities as Shareholders of the Company; and

5.1.2	between the Shareholders, in their capacities as Shareholders of the Company, on the one hand, and the Company, on the other hand shall be governed in terms of this Agreement and the MOL

5.2	If there is a conflict or inconsistency between the provisions of this Agreement and the MOI:

5.2.1	any Shareholder may require the MOI to be amended to conform with the provisions of this Agreement; and

5.2.2	the Shareholders undertake to vote in favour of all resolutions of the Company necessary to amend the MOI to conform with the provisions of this Agreement. For this purpose, each of the Shareholders gives to the others its irrevocable power of attorney in rem suam to take all such steps and do all such things and sign all such documents as may be necessary to achieve the aforegoing.

6.	FUNDING

6.1	Any funding required by the Group from time to time and approved by the Board will be obtained:

6.1.1	from borrowing from outside sources to the extent practicable; or

6.1.2	subject to the approval of the holders of at least [***]% ([***] percent) of the issued Shares at such time, through a rights issue in terms of clause 6.5; or

6.1.3	subject to unanimous agreement by the Shareholders, through Shareholder loan funding in terms of clause 6.7 or the offer of shares to third parties.

6.2	Each Shareholder shall use its reasonable endeavours to procure funding for the Company from outside sources.

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6.3	Should more than 1 (one) Shareholder succeed in procuring the potential availability of funding from outside sources, the Company shall consider that funding which is subject to the most favourable commercial terms.

6.4	No Shareholder will be required or obliged to provide any funding to the Company (save as contemplated in clause 6.7) or to issue any guarantee, suretyship or indemnity to third persons for the obligations of the Company.

6.5	Rights Issues by the Company

6.5.1	If the Board decides at any time that borrowings from a bank or other outside sources are not in the best interests of the Company or if the Company is unable to procure borrowings from a bank or other outside sources, within a reasonable time period taking into account the funding requirements of the Company, the Board may (subject to the Shareholder approval contemplated in clause 6.1.2 being obtained) propose a rights issue of Shares to the Shareholders (in proportion to their Proportionate Interests) (a “Rights Issue”). Provided that:

6.5.1.1	The price per Share in respect of any Rights Issue will be such price as is agreed by the Shareholders, and failing such agreement will be the Fair Market Value of the Company at such time (and prior to any subscriptions under the Rights Issue) divided by the total number of Shares in issue at such time.

6.5.1.2	To the extent that any Shareholder elects not to participate in a Rights Issue, then such Shareholder shall be deemed to consent to any dilution of its shareholding pursuant to the Rights Issue and acknowledges that any such dilution pursuant to the Rights Issue will not constitute unjust, inequitable or oppressive conduct on the part of any other Shareholder or by the Company.

6.5.2	To the extent that any Shareholder does not wish to subscribe for its Proportionate Interest of Shares offered to it pursuant to the Rights Issue it shall notify the other Shareholders and the Company thereof in writing by not later than the 60 days after the date upon which the Board proposes the Rights Issue, in which case such Shares (the “Unaccepted Shares”) shall be deemed to have been offered to the other accepting Shareholders: (a) in proportion to their Proportionate Interests immediately prior to the Rights Issue; or (b) if the accepting Shareholders agree between themselves to accept such deemed offer in any other proportion, in such agreed proportion. Such accepting Shareholders shall by way of written notice to the Company and the other Shareholders, by not

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later than the 5th (fifth) Business Day after the date upon which the deemed offer of the Unaccepted Shares was made to them, be entitled to accept such offer. If the deemed offer in respect of all of the Unaccepted Shares has not been accepted pursuant to the process contemplated above then subject to all of the Shareholders unanimously approving thereof in writing those Unaccepted Shares which have not been taken up may be offered to third parties on terms no more favourable than those under the Rights Offer.

6.6	Financing for Lifezone under a rights issue by Kelltech Mauritius

6.6.1	In the event that Lifezone wishes to follow its rights under a rights issue of shares to the shareholders of Kelltech Mauritius and Orkid is obliged, in terms of the Kelltech Shareholders’ Agreement, to grant the Lifezone Loan to Lifezone then:

6.6.1.1	provided that granting the loan contemplated in clause 6.6.1.2 falls within at least the minimum investment mandate of the IDC, IDC hereby represents, warrants and undertakes in favour of the other Parties to (acting in utmost good faith): (a) approach its credit committee (and, if necessary, any other committee of IDC) (such committees referred to hereinafter collectively as the “IDC Committees”) to obtain approval for it to grant such loan; and (b) use its reasonable endeavours to procure that the IDC Committees grant such approval on an unconditional basis; and

6.6.1.2	provided that the IDC Committees have granted approval for it to do so (it being recorded and agreed that such approval may not be an unconditional approval and if such approval is a conditional approval: (a) IDC shall be required to grant the loan contemplated in this clause 6.6.1.2; and (b) IDC represents, warrants and undertakes in favour of the other Parties to (acting in utmost good faith) procure that any conditions that delay it from advancing the loan contemplated in this clause 6.6.1.2 are fulfilled as soon as is reasonably possible after the IDC Committees grant a conditional approval), IDC hereby agrees to grant a loan to Lifezone (on mutatis mutandis the same terms and conditions as the Lifezone Loan) amounting to the difference between: (a) the Lifezone Loan; and (b) “A” as calculated in the following formula:

A= (B x C x D) / E, where:

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“A” = that portion of the Lifezone Loan to be lent and advanced by Orkid to Lifezone under the Kelltech Mauritius Shareholders’ Agreement;

“B” = the total Lifezone Loan;

“C” = the quotient (expressed as a decimal number) of the number of ordinary shares held by Orkid in the issued share capital of Kelltech Mauritius (prior to the rights issue of shares to the shareholders of Kelltech Mauritius) divided by the entire issued ordinary share capital of Kelltech Mauritius (prior to the rights issue of shares to the shareholders of Kelltech Mauritius);

“D” = the quotient (expressed as a decimal number) of the number of Shares held by Kelltech Mauritius in the issued Share capital of the Company at such point in time divided by the entire issued Share capital of the Company at such point in time; and

“E” = (C x D) + IDC’s Proportionate Interest.

6.6.2	The provisions of this clause 6.6 shall:

6.6.2.1	apply on each and every occasion that Lifezone wishes to follow its rights under a rights issue of shares to the shareholders of Kelltech Mauritius and Orkid is obliged, in terms of the Kelltech Shareholders’ Agreement, to grant the Lifezone Loan to Lifezone; and

6.6.2.2	be binding on IDC’s successors in title to whom IDC transfers any of its Shares in terms of this Agreement but after the Lock-in Period this clause 6.6 shall only apply to IDC’s Transferee Affiliates.

6.7	Shareholder Loan Funding

6.7.1	In the event that the Shareholders unanimously approve that funding for the Company be obtained by way of loans made to the Company by one or more Shareholders (each a “Shareholder Loan”), then unless the Shareholders agree otherwise, such Shareholder Loans will be provided on the following basis:

6.7.1.1	Shareholders will be obliged to make Shareholder Loans in proportion to their respective shareholdings at the time.

6.7.1.2	Each Shareholder Loan will be advanced directly to the Company.

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6.7.1.3	Each Shareholder Loan will be in South African Rands and will, subject to clause 6.7.2, bear simple interest at Jibar at the relevant point in time plus a margin of [***] basis points.

6.7.1.4	Interest will accrue daily from the date on which the relevant advance is made until the date of repayment of such loan. Interest will be calculated on the basis of a 360 (three hundred and sixty) day year for actual days elapsed.

6.7.1.5	No Shareholder Loan will be secured.

6.7.1.6	Each Shareholder Loan will be subordinated to claims of creditors of the Company who have provided senior debt and mezzanine debt to the Company and shall only be repayable out of excess cash flow of the Company (determined after taking into account the future operational requirements of the Company) provided that no Shareholder Loan shall be repaid until all of the Existing Kelltech Mauritius Shareholder Loan has been repaid in full.

6.7.1.7	The Company will administer and keep records of all Shareholder Loans, and will advise all Shareholders of all amounts outstanding in respect of such loans on a quarterly basis.

6.7.1.8	Each Shareholder Loan will in any event be repayable if:

6.7.1.8.1	the Company is placed in liquidation or under a winding-up order, whether provisionally or finally, voluntarily or compulsorily;

6.7.1.8.2	the Company takes any steps to be wound up or liquidated, whether provisionally or finally and whether compulsorily or voluntarily;

6.7.1.8.3	the Company takes any steps to be deregistered or is deregistered;

6.7.1.8.4	the Company enters into any compromise with its creditors generally, or offers to do so; or

6.7.1.8.5	any final judgment or any final order is made or given by any court of competent jurisdiction against the Company is not satisfied by the Company within 21 (twenty one) days after it becomes final.

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6.7.2	If any Shareholder’s Shareholder Loan Account exceeds such Shareholder’s pro rata share (based on such Shareholder’s Proportionate Interest) of all Shareholder Loans (the “Disproportionate Funding”) then such Disproportionate Funding shall bear interest at Jibar at the relevant point in time plus a margin of [***] basis points.

7.	LOCK IN

None of the Shareholders will be permitted to dispose of any of its Shares in the Lock-in Period unless:

7.1	it does so with the prior written consent of each of the other Shareholders;

7.2	it does so to a Transferee Affiliate in accordance with the provisions of clause 8; or

7.3	it is required to do so in accordance with clause 10.

8.	TRANSFERS OF SHARES - GENERAL

8.1	Subject to Applicable Law, each of the Shareholders undertakes to the other Shareholders that it will not (either directly or indirectly) sell, transfer, assign or exchange or otherwise dispose of all or any part of the Shares held by it (a “Transfer”) otherwise than in accordance with the provisions of this clause 8, clause 9 and/or clause 10 and the Company shall refuse to register or give effect to any Transfer made in contravention of this clause 8, clause 9 and/or clause 10, as applicable.

8.2	Notwithstanding clause 8.1, any Shareholder shall be entitled to Transfer any of the Shares held by it to a Transferee Affiliate and shall notify the Board in writing of such proposed transfer at least 10 (ten) Business Days prior to it taking place.

8.3	A Transferee Affiliate’s acquisition of Shares shall be conditional on the Transferee Affiliate providing an undertaking to the Company that it shall remain a Transferee Affiliate of the Transferring Shareholder for as long as it holds such Shares and any breach of this undertaking shall constitute an event contemplated in clause 10.1.6. If the deemed offer resulting therefrom does not result in the Transferee Affiliate disposing of its Shares pursuant to clause 10, the Transferee Affiliate shall, within 30 (thirty) days of the relevant Shares failing to be Disposed in terms of clause 10, Transfer all Shares held by it back to the Shareholder from which the Shares were Transferred and if the Transferee Affiliate fails to Transfer all Shares held by it back to the Shareholder from which the Shares were Transferred then such failure shall constitute a breach of a material term of this Agreement.

8.4	Any Transfer in terms of clause 8.2 shall not take place unless:

8.4.1	the Transferee Affiliate has signed a Deed of Adherence; and

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8.4.2	the transferring Shareholder has undertaken, in writing, to the other Shareholders and the Company, that it shall guarantee the performance by the Transferee Affiliate of all of its obligations in terms of this Agreement and the MOI.

8.5	The Parties acknowledge that no Transfer, whether voluntary or involuntary, shall be made or shall be valid or effective:

8.5.1	if such Transfer would cause a material violation by any Party of any applicable law or regulation;

8.5.2	if such Transfer would cause the Company to cease to be a private company or to dissolve or otherwise to change its status; and/or

8.5.3	if such Transfer would cause the Company to be subject to material additional obligations or material additional liabilities,

and the Company may require any Shareholder seeking to Transfer its Shares, at such Shareholder’s own cost, to provide a legal opinion addressed to the Company confirming that such Transfer will not cause any of the results described above.

8.6	No Transfer shall be valid or effective until:

8.6.1	such Transfer has been recorded in the register of members of the Company; and

8.6.2	the relevant transferee shall have entered into a Deed of Adherence.

8.7	The Parties undertake to comply with the Applicable Law in respect of any Transfer of Shares.

8.8	Subject to clause 9.13, any Shareholder seeking to Transfer its Shares shall pay all expenses, including legal fees, reasonably incurred by the Company in connection therewith.

8.9	Each Shareholder acknowledges that it may not Transfer any Shares if such Transfer would result in a violation of any laws or regulations applicable to such Transfer, and may not Transfer any of the securities comprised in the Shares other than as Shares and in accordance with this Agreement, and that any Transfer of Shares or the securities comprised therein in contravention of the above provisions shall be null and void and of no force whatsoever, shall not be registered in the records of the Company, and the Company shall not recognise such Transfers as being binding on it. The Company may request any person intending to become a Shareholder, and at such person’s own cost, to provide a legal opinion addressed to the Company confirming such person’s compliance with the requirements of this clause 8.9.

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9.	TRANSFERS OF SHARES - PRE-EMPTIVE RIGHTS

9.1	Unless otherwise agreed in writing by all of the Shareholders, a Shareholder may Transfer the Shares held by it only in terms of this clause 9 and any other provision of this Agreement specifically providing for the Transfer of Shares, and only if in one and the same transaction, it likewise disposes of a portion of its Claims on loan account pro rata to the number of Shares being Transferred. Accordingly, all references in this clause 9, clause 12 and any other provision of this Agreement relating to the Transfer by a Shareholder of its Shares shall, unless the context otherwise requires, be deemed to apply also to the pro rata portion of the Claims on loan account of the holder of such Shares.

9.2	A Shareholder (“Disposer”) shall only be entitled to Transfer that number of its Shares which comprise: (a) not less than [***]% ([***] per cent) of the entire issued Share capital of the Company, if such Disposer owns Shares comprising [***]% ([***] per cent) or more of the entire issued Share capital of the Company at such point in time; or (b) all (but not some) of its Shares, if such Disposer owns Shares comprising less than [***]% ([***] per cent) of the entire issued Share capital of the Company at such point in time, (the “Offered Shares”) and should it wish to do so, the Disposer shall offer such Shares by notice in writing to the remaining Shareholders (“the Other Shareholders”) pro rata to their respective Proportionate Interests (“First Shareholder Offer”) stating -

9.2.1	the number of Shares being offered and the price, sounding in money in South African Rands (and, for the avoidance of doubt, Shareholders can only dispose of their Shares for cash in South African Rands), at, and the terms and conditions upon which, the Disposer proposes to sell the Shares; and

9.2.2	the name of the proposed transferee (“the Proposed Transferee”) to whom the Disposer intends selling the Offered Shares and its ultimate beneficial owner, and including a copy of an offer received from the Proposed Transferee, which offer must be unconditional, firm and final, not be subject to the conduct of any due diligence and may be subject only to the usual regulatory approvals (including shareholder approval if required by the rules of any recognised stock exchange).

9.3	The First Shareholder Offer shall be capable of acceptance by the Other Shareholders giving written notice to that effect to the Disposer (“Other Shareholders Written Notice”) prior to the expiry of 60 (sixty) days after receipt of the First Shareholder Offer (“Offer Period”) which acceptance shall be subject to the proviso that such acceptance will only be valid if no Surplus Shares (as defined in clause 9.4.2) remain following the application of clause 9.4. The Other Shareholders Written Notice may include an Additional Acceptance referred to in clause 9.4.1, which Additional Acceptance will become relevant if there are any Surplus Shares.

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9.4	If:

9.4.1	any Other Shareholder/s (“Surplus Offeree/s”) accepts the entire First Shareholder Offer made to it and in such acceptance also accepts to any extent (“Additional Acceptance”) the First Shareholder Offer made to any other Other Shareholders referred to in clause 9.4.2; and

9.4.2	any other Other Shareholders do not accept the First Shareholder Offer in respect of certain of the Shares that had been offered (“Surplus Shares”),

then the Surplus Shares shall be deemed, on the expiry of the Offer Period, to have been offered to the Surplus Offeree/s, with the proportion of Surplus Shares deemed to have been offered to each Surplus Offeree being the same proportion as exists between the number of Shares held by each Surplus Offeree and the total number of Shares held by all such Surplus Offerees, as at the First Shareholder Offer and shall (subject to there being Surplus Shares available following the application of clause 9.4) to the extent of their Additional Acceptances be deemed to have been accepted by the Surplus Offeree/s. If, after the deemed offer and acceptance, there remain any Surplus Shares in respect of which the First Shareholder Offer has not been deemed to be accepted, then the deemed offer and acceptance provided for in this clause 9.4 shall be repeated as many times as is necessary to ensure that either there are no Surplus Shares in respect of which the First Shareholder Offer has not been accepted (in which case all of the Shares contemplated in the First Shareholder Offer will be Transferred to the relevant Other Shareholder/s) or there is no remaining Additional Acceptance which could (in terms of this clause 9.4) result in Surplus Shares being sold to a Surplus Offeree, and, at this juncture, there are Surplus Shares, whichever occurs sooner. The Disposer shall give written notice of the circumstances referred to in clauses 9.4.1 and 9.4.2 to all the Other Shareholders.

9.5	If, following the application of clause 9.4, there remain Surplus Shares in respect of which the First Shareholder Offer has not been accepted, none of the Shares contemplated in the First Shareholder Offer shall be sold to the Other Shareholders and, accordingly, no such offer will be deemed to have been accepted by any of the Surplus Offerees and, furthermore, all of the Shares contemplated in the First Shareholder Offer shall constitute Remaining Offered Shares (as defined in clause 9.6).

9.6	If after the application of clauses 9.2, 9.3 and 9.4, the Shares Offered pursuant to the First Shareholder Offer are not purchased (the “Remaining Offered Shares”), and thus clause 9.5 has been applied, the Disposer shall (subject to the provisions of clause 12) be entitled within a further period of 30 (thirty) days, but not thereafter, without again making an offer to the Other Shareholders in terms of clause 9.2, dispose of all (but not some) of the Remaining Offered Shares to the Proposed Transferee only, at a price per Share not lower than the price

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per Share contemplated in the First Shareholder Offer and on terms not more favourable to the Proposed Transferee. For the avoidance of doubt, Remaining Offered Shares shall constitute all of the Shares contemplated in the First Shareholder Offer.

9.7	The fact that the Disposer gives any third party customary warranties relating to the Shares (excluding any profit warranty) shall not by itself constitute terms more favourable than those given to the Other Shareholders who will not be given any warranties (other than that the Disposer will be the sole registered and beneficial owner of the relevant Shares and will be entitled to give free and unencumbered title thereof to the Other Shareholders}, and the Parties agree that the giving of any warranties to a third party shall not serve as a method of permitting the third party to pay a lower purchase price to frustrate the pre-emption.

9.8	If the First Shareholder Offer is accepted in writing by any of the Other Shareholders (“Accepting Shareholders”) then, if any one of the Accepting Shareholders breaches their obligations pursuant to the sale resulting from the acceptance of the Offer (“Breaching Shareholder”) then the Disposer shall be entitled to cancel the sale between itself and the Breaching Shareholder by notice in writing to the Breaching Shareholder within 3 (three) Business Days of becoming aware of the relevant breach and the provisions of clauses 9.4 and 9.6 shall apply mutatis mutandis to the Shares which were to be acquired by the Breaching Shareholder and, if, following the applications of clause 9.4, any Shares contemplated in the First Shareholder Offer have not been sold to a Surplus Offeree, the provisions of clauses 9.6 and 9.7 shall apply.

9.9	If, whilst an Offer is pending in terms of clause 9.2, the provisions of clause 10.1 become operative in respect of those Shares so offered, then at the election of the Other Shareholders holding more than [***]% ([***] per cent) of the Shares excluding the Shares forming the subject of the First Shareholder Offer (which election shall be made in writing and delivered to the Offeror within 48 (forty-eight} hours after the provisions of clause 10.1 become operative), the First Shareholder Offer in terms of clause 9.2 shall be deemed to be withdrawn and substituted with the deemed offer in terms of clause 10.

9.10	Subject to clause 9.11, Transfer of any Shares acquired in terms of this clause 9 shall be given to the Entity so acquiring them against receipt of payment in full therefor.

9.11	Notwithstanding anything to the contrary herein contained, no Share shall be transferred to a non-Shareholder (including the heirs or beneficiaries of any Shareholder) unless:

9.11.1	it meets the requirements of clause 8.5; and

9.11.2	it signs a Deed of Adherence.

9.12	Any Disposer shall be entitled to stipulate as a condition of such sale that:

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9.12.1	the Disposer shall be released as a surety or guarantor or indemnitor on behalf of the Company, subject to the purchaser(s) of the Shares in question binding himself as surety or guarantor or indemnitor in his stead; or

9.12.2	if the release contemplated in clause 9.12.1 cannot be achieved, or pending such release being implemented, the Disposer shall be indemnified by the purchaser of the Shares against any claims made against the Disposer by reason of such suretyship, guarantee or indemnity. Such purchaser shall be liable for any amount payable in terms hereof together with any Tax that may be payable thereon.

9.13	The Transferee, in respect of any Shares acquired pursuant to this clause 9, shall pay the securities transfer tax payable thereon.

10.	DEEMED OFFERS

10.1	Reference hereinafter to the “Offering Shareholder” shall mean:

10.1.1	the provisional trustee or the provisional liquidator of any Shareholder who is provisionally sequestrated or provisionally liquidated;

10.1.2	any Shareholder which is unable (or admits inability) to pay its debts generally as they fall due, or is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, or proposes or seeks to make or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared or takes effect in respect of or affecting all or a material part of its indebtedness;

10.1.3	any Shareholder, where the board of such Shareholder resolves to commence administration or business rescue proceedings;

10.1.4	any Shareholder, where any provision of an agreement to which that Shareholder is party is cancelled or suspended (whether entirely, partially or conditionally) by any liquidator, business rescue practitioner, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such company or any of its assets;

10.1.5	any Shareholder which is a trust if it ceases to operate entirely for the benefit of one or more of those who are beneficiaries on the date when the trust first becomes a Shareholder; and

10.1.6	any Shareholder who commits a breach of a material term of clauses 7, 8, 9, 11 or 12 and fails to remedy same within 30 (thirty) days of the receipt of written

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notice from another Shareholder or the Company requiring such Shareholder to remedy the breach in question.

10.2	As soon as an event contemplated in any one of clauses 10.1.1 to 10.1.6 occurs, the Offering Shareholder shall notify the Company thereof in writing.

10.3	Within sixty (60) days after the occurrence of any event contemplated in clauses 10.1.1 to the Company shall if so requested by any Shareholder by notice in writing to the Shareholders, compel the Offering Shareholder to offer its Shares to the other Shareholders (the “Remaining Shareholders”) at a price sounding in money in South African Rands being the agreed percentage (the “Relevant Percentage”) of the fair market value of the Offering Shareholder’s Shares (calculated as follows: the Fair Market Value shall be determined; and the fair market value of 1 (one) of the Offering Shareholder’s Shares shall be determined by dividing the Fair Market Value by the number of Shares in issue) and the Offering Shareholder’s Claims (the “Offering Shareholder’s Claims”). The Relevant Percentage will be:

10.3.1	in respect of a breach of a material term of clause 7 which is not remedied within the required period, [***]% ([***] per cent);

10.3.2	in respect of a breach of clauses 10.1.1 to 10.1.6 (excluding a breach of a material term of clause 7) [***]% ([***] per cent).

10.4	As soon as the price has been notified in writing to the Remaining Shareholders and the Offering Shareholder, the Offering Shareholder shall be deemed to have offered the Shares to the Remaining Shareholders (if more than one in proportions agreed among them or if not so agreed proportionately to their shareholding) at the price as agreed or determined. Such offer shall be open for acceptance thereafter for a period of 45 (forty five) days (the “Deemed Offer Period”).

10.5	Any Shares held by the Offering Shareholder shall, during the Deemed Offer Period, cease to confer upon the Offering Shareholder the right to receive notice of, attend and vote at any Shareholders’ meeting, or to receive and vote on any proposed written resolution or to exercise any pre-emption or other right and such Shares shall not be counted in determining the total number of votes which may be cast at any such meeting or for the purposes of a written resolution of any Shareholders or in determining entitlements to pre-emption or other rights.

10.6	The proportionate share of the purchase price so agreed or determined of each Remaining Shareholder who accepts the offer shall be payable by way of direct electronic funds transfer in immediately available funds immediately against delivery of the Shares in question in the

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manner contemplated in clause 9.10, or if any regulatory approvals are required, on the last regulatory approval having been obtained.

10.7	Provided that in determining the purchase price payable for the Shares, account shall have been taken of the liabilities in respect of which the Offering Shareholder may have given the guarantees, suretyships and indemnities referred to below, each of the Remaining Shareholders who accepts the offer shall use his reasonable endeavours (subject to the provisos mutatis mutandis in clause 10.8) to procure the release of the Offering Shareholder pro rata (in the same ratio as the Shares so purchased by it in terms of this clause 10 bear to all the Shares held by the Offering Shareholder) from any liability which the Offering Shareholder may have under any guarantees, suretyships and indemnities which may have been given by the Offering Shareholder for the Company’s obligations. If in determining such price no such liability was taken into account, each of the Remaining Shareholders who accepts the offer shall use his reasonable endeavours to procure such release, on the same pro rata basis referred to above, only in respect of any liability arising after the acceptance of the deemed offer. Until the release as aforesaid is procured, each of the Remaining Shareholders who accepts the offer indemnifies the Offering Shareholder against any such liability, on the same pro rata basis referred to in clause 10.4.

10.8	The Shares shall be delivered in transferable form to each of the Remaining Shareholders which have accepted the offer in clause 10.4 against payment of the purchase price. If the Offering Shareholder does not deliver the Shares in transferable form on the due date any other Shareholder of the Company is irrevocably and in rem suam appointed as the attorney and agent of the Offering Shareholder to sign the necessary transfer forms and the Company will be entitled to cancel the Share certificate/s of the Offering Shareholder without the delivery of same being necessary.

10.9	If the offer is not accepted in respect of the whole of any such Shares, the Offering Shareholder . shall retain such Shares subject to the remaining provisions of this Agreement (and, for the avoidance of doubt, no Shares will be Transferred pursuant to this clause 10).

10.10	The provisions of clauses 9.1, 9.3, 9.4, 9.8, 9.10 and 9.13 shall apply mutatis mutandis to this clause 10.

11.	SHAREHOLDER UNDERTAKING

11.1	It is acknowledged and agreed by each Shareholder that by reason of:

11.1.1	its association with the Company; and

11.1.2	the opportunities which may be made available to the Shareholders pursuant to this Agreement and/or the MOI,

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each Shareholder (and the Relevant Persons, as defined in clause 11.2.1 below, who are who are granted access to Confidential Information, as defined in clause 11.2 below) will:

11.1.3	acquire considerable know-how in and will learn of techniques relating to all aspects of the businesses and activities of the Group, any Entity that Controls the Company, Lifezone and Orkid (the “Relevant Group”);

11.1.4	have access to the names of customers, suppliers, licensors, principals and agents with whom the Relevant Group does business;

11.1.5	have the opportunity of forging personal links with customers, suppliers, licensors, employees and agents of the Relevant Group;

11.1.6	generally have the opportunity of learning and acquiring the trade secrets, business connections and other confidential information pertaining to the Relevant Group’s businesses and affairs; and

11.1.7	be in a position to cause the Relevant Group considerable financial loss should it choose to use its knowledge and expertise and contacts with business connections of the Relevant Group, either for its own account or in association with any other person, Entity or syndicate, or as a consultant to or shareholder or owner of any such Entity.

11.2	In consideration of the Company making available confidential information in respect of the Relevant Group, including (without limitation) Kelltechnology, the Intellectual Property, any information relating thereto and any information in respect of the business conducted by the Group (“Confidential Information”) to the Shareholders, the Shareholders acknowledge that such information is secret, confidential and valuable to the Relevant Group and each Shareholder unconditionally and irrevocably undertakes to and in favour of each member of the Relevant Group that with effect from the Signature Date and for and for a period of 24 (twenty four) months after the date upon which it ceases to be a Shareholder (the “Confidentiality Period”):

11.2.1	each Shareholder and each of its employees, officers, directors and representatives (the “Relevant Persons”) will keep secret and confidential and will not (unless the Company provides its prior written consent) disclose or grant any third party access to the Confidential Information; provided that any of the Confidential Information may only be disclosed to the Relevant Persons who need to know such information and who: (i) have been provided with a copy of this Agreement and have been advised of their obligations hereunder; and (ii) have agreed in writing to keep such Confidential Information confidential and to be bound by the terms of this Agreement to the same extent as if they were

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parties hereto. Notwithstanding any such agreement on the part of any of the Relevant Persons, each Shareholder shall ensure that each such Relevant Person to whom it so discloses Confidential Information shall observe the terms of this Agreement and the Shareholder who makes such disclosure will be liable for any breach of the terms of this Agreement by any of such Relevant Person;

11.2.2	each Shareholder shall keep all Confidential Information within their possession, power, custody or control: (i) in such a way as to prevent unauthorised access by any third party (including taking such security measures against actual loss or destruction of, or damage to, personal data); (ii) separate from all other documents and information held by the Shareholder; and (iii) properly and securely stored wherever it is used, and the Shareholders shall also comply with any reasonable directions given by the Company and/or the Company’s employees, officers, directors and/or representatives in this regard. In any event each Shareholder shall protect the Confidential Information using measures no less stringent than those which: (a) such Shareholder uses to protect its own confidential information; and (b) a reasonable person would use to protect its own confidential information; and

11.2.3	procure that:

11.2.3.1	all Relevant Persons who are granted access to Confidential Information as contemplated in clause 11.2.1 and/or who are involved in the business of the Group: (i) do not directly or indirectly, in the Licensed Territory, carry on any activity (and are not directly or indirectly interested or engaged in or concerned with any activity of whatsoever nature carried on) in any capacity (including, but not limited to, advisor, agent, consultant, director, employee, financier, manager, member of a close corporation, member of a voluntary association, partner, proprietor, shareholder, trustee) in any company, close corporation, firm, business, trade, undertaking or concern) in competition with: the business conducted by the Group; Kelltechnology; and/or the Intellectual Property; and (ii) are not directly or indirectly involved in any investment and/or project of such Shareholder which competes in any manner whatsoever with: the business conducted by the Group; Kelltechnology; and/or the Intellectual Property;

11.2.3.2	no employees, officers, directors and/or representatives of the Shareholder (other than the Relevant Persons who are granted

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access to Confidential Information as contemplated in clause 11.2.1) has access to any Confidential Information; and

11.2.3.3	all policies, procedures and “chinese walls”, as are satisfactory to and/or required by the Company, are in place so at to ensure that no employees, officers, directors and/or representatives of the Shareholder (other than the Relevant Persons who are granted access to Confidential Information contemplated in clause 11.2.1) has access to any Confidential Information.

11.3	Each Shareholder undertakes that it will not at any time during the Confidentiality Period and whether for reward or not, directly or indirectly:

11.3.1	encourage or entice or incite or persuade or induce any senior employee of the Relevant Group to terminate his employment by the Relevant Group; nor

11.3.2	furnish any information or advice (whether written or oral) to any employee to whom clause 11.3.1 applies or to any prospective employer of such employee or use any other means which are directly or indirectly designed, or in the ordinary course of events calculated, to result in any such employee terminating his employment by the Relevant Group and/or becoming employed by or directly or indirectly in any way interested in or associated with any other company, close corporation, firm, undertaking or concern, or attempt to do so.

11.4	Each of the undertakings set out in this clause 11 (including those appearing in a single clause) is severable inter alia as to -

11.4.1	nature of interest, act or activity;

11.4.2	the categories of activity falling within the definition of Protected Business;

11.4.3	the categories of activity falling within the definition of Competitive Activity;

11.4.4	the individual magisterial districts within each country which falls within the Licensed Territory;

11.4.5	each country falling within the definition of the Licensed Territory;

11.4.6	each company falling within the definition of the Relevant Group;

11.4.7	each month falling within the Restraint Period,

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and are acknowledged to be reasonably required for the protection of the Relevant Group and are generally fair and reasonable.

11.5	Each Shareholder acknowledges that the Group will suffer financial harm and loss if it breaches any provision of this clause 11. The undertakings embodied in this clause 11 shall be enforceable at the instance of any one or more of the members of the Relevant Group and constitutes an irrevocable sitpulatio afteri in favour of any member of the Relevant Group which is not a Party to this Agreement, which may be accepted by such member at any time by giving written notice to that effect to the Shareholders.

12.	COME ALONG AND TAG ALONG

12.1	Come Along

12.1.1	If a bona fide third party and/or a party acting in concert with such third party (the “Potential Acquirer”) makes an offer or a series of inter-related offers to purchase all of the Shares on identical pro rata terms and provided that:

12.1.1.1	during the Lock-in Period Shareholders holding not less than [***]% ([***] per cent) of the issued ordinary shares of the Company; or

12.1.1.2	after the Lock-in Period Shareholders holding not less than [***]% ([***] per cent) of the issued Shares,

wish to accept such offer in respect of their Shares (after first having complied with the relevant provisions of clause 9 and yet no sale between the Shareholders takes place in terms of clause 9) then the remaining Shareholders in the Company shall be obliged to accept the offer of the Potential Acquirer in respect of all their Shares.

12.1.2	Each of the Shareholders irrevocably and in rem suam appoints any of the other Shareholders at the time as his attorney and agent to do all such things as may be necessary to comply with the provisions of this clause.

12.2	Tag Along

12.2.1	If any Shareholder/s (the “Accepting Shareholder/s”) receives an offer or a series of inter-related offers from the same bona fide third party and/or a party acting in concert with such third party which it wishes to accept, or makes an offer or a series of inter-related offers to the same third party and/or a party acting in concert with such third party, to sell Shares (whether directly or indirectly) which constitute in excess of [***]% ([***] per cent) of the issued Shares, to such third party and/or a party acting in concert with such third party (the “Potential

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Purchaser”) then the Accepting Shareholder/s shall forthwith notify all of the other Shareholders (the “Other Shareholder”) thereof in writing (the “Notice”) and, after first having complied with the relevant provisions of clause 9 and yet no sale between the Shareholders takes place in terms of clause 9, the Other Shareholder shall have the right to elect (by way of written notice to the Accepting Shareholder/s by not later than the expiry of the 5th (fifth) day of the 30 (thirty) day period mentioned in clause 9.6) (the “Election Notice”) to require that the Potential Purchaser makes the same offer to acquire the same proportion of Other Shareholder’s Shares as it offered to acquire from the Accepting Shareholder/s on mutatis mutandis the same terms and conditions as those on which the Potential Purchaser wishes to (directly or indirectly) acquire the Accepting Shareholder/s’ Shares (“Reciprocal Offer”). If the Other Shareholder delivers the Election Notice in accordance with this clause 12.2.1 then the Accepting Shareholder/s undertakes in favour of the Other Shareholder, prior to selling in excess of [***]% ([***] per cent) of the issued share capital of the Company to the Potential Purchaser, to procure that the Other Shareholder receives a Reciprocal Offer. If the Other Shareholder exercises its election in terms of this clause 12.2.1, for the avoidance of doubt, it shall be required to take up all and not only part of the Reciprocal Offer.

12.2.2	If the Other Shareholder does not timeously exercise its election contemplated in clause 12.2.1 then the Accepting Shareholder/s shall not be restricted, in any manner whatsoever, from disposing of its Shares (whether directly or indirectly) to the Potential Purchaser on terms and conditions which are not more favourable to it than the terms and conditions offered in the offer contemplated in clause 12.2.1.

12.2.3	Each of the Shareholders irrevocably and in rem suam appoints any of the other Shareholders at the time as his attorney and agent to do all such things as may be necessary to comply with the provisions of this clause.

13.	DIVIDENDS

13.1	Subject to the terms of this Agreement and Applicable Law, the dividend policy of the Company shall be to declare and pay not less than [***]% of its profits after tax having regard to the needs, expenditure and requirements (including working capital requirements) of the Group to its Shareholders, which dividend -

13.1.1	shall be paid as soon as practically possible after its declaration; and

13.1.2	shall be declared within 30 days of its half year and financial year.

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13.2	Notwithstanding the provisions of clause 13.1 above, no dividend shall be declared or paid until such time as all Shareholders’ Claims on loan account (together with all interest accrued on such funding) has been repaid in full unless the Shareholders who have provided such funding agree otherwise in writing.

14.	FINANCIAL AND OTHER INFORMATION

14.1	Without prejudice to a Shareholder’s rights under the law of South Africa, any Shareholder shall be entitled to carry out a review of the affairs of the Company at its own cost and, provided that: (a) the relevant Shareholder gives the Company reasonable written notice; and (b) such Shareholder and such Shareholder’s accountant has signed a confidentiality agreement in favour of all of the Shareholders, Orkid, Lifezone and the Company in a form approved by each Shareholder, Orkid, Lifezone and the Company (acting reasonably), the Company shall make available all its books and records for this purpose and the Shareholder and/or the Shareholder’s accountant shall be entitled to attend at the Company’s premises for the purpose of carrying out such review; provided that attendances and inspections undertaken by or on behalf of the Shareholder pursuant to this clause 14.1 shall be carried out during normal business hours and in such a manner as not to interfere with the operations of the Company.

14.2	Each Shareholder shall be entitled to receive, and the Company shall promptly deliver, upon written request, the following:

14.2.1	copies of the Lifezone Licence, the Kelltech SA Licence and the KellPlant Licence

14.2.2	such information as the Company shall be required to provide to the Shareholders pursuant to any Applicable Law; and

14.2.3	such additional information that a Shareholder may reasonably request, at such Shareholder’s cost, including any information relating to anti-money laundering matters and details of the internal procedures and controls established for the purposes of preventing the Company from becoming an instrument for money laundering, fraud or other corrupt or illegal purposes or practices.

15.	REGULATORY AUTHORITY

Notwithstanding anything to contrary herein contained, if the approval of any regulatory authority (“Regulatory Authority”) is required to any transaction contemplated in this Agreement (including under the pre-emption clauses and/or pursuant to the option exercised in clause 4.5), the Parties shall co-operate with each other in order to present the necessary documentation to the relevant Regulatory Authority as soon as reasonably possible and to the extent that any time periods have been imposed in this Agreement for the completion of the particular transaction, which are inappropriate having

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regard to the time period permitted to the relevant Regulatory Authority to consider the matter, the time periods in question in this Agreement shall be extended sufficiently so as to enable the relevant Parties to be afforded a reasonable opportunity to obtain the necessary approval/s.

16.	RIGHT FOR POTENTIAL PURCHASER TO CONDUCT A DUE DILIGENCE

16.1	No Shareholder which is in possession of confidential information relating to the Company, shall disclose such information to any potential purchaser of its Shares unless:

16.1.1	such Shareholder is satisfied that the potential purchaser is a serious bona fide potential purchaser;

16.1.2	each Shareholder provides its written consent to such disclosure (such consent to not to be unreasonably withheld); and

16.1.3	the potential purchaser and each Shareholder signs an appropriate confidentiality agreement contemplated in clause 16.2.

16.2	Any Entity which has a serious bona fide interest in purchasing Shares shall be entitled, at the request of a Shareholder, subject to such Entity signing a confidentiality agreement in favour of all of the Shareholders, Orkid, Lifezone and the Company in a form approved by each Shareholder, Orkid, Lifezone and the Company (acting reasonably), to:

16.2.1	have access, but only at the premises of the Company (or elsewhere as determined by the Shareholders together), to appropriate documents of the Group if any, necessary for the potential purchaser to make an informed decision as to whether to purchase the Shares and at what price. Such potential purchaser shall not be entitled to make copies of the documents; and

16.2.2	interview the managing director/chief executive officer (and any other employee of the Company agreed to in writing by the managing director/chief executive officer) but no other employees whatever without the written approval of all of the Shareholders.

16.3	As soon as a Shareholder becomes aware of any breach of the aforesaid confidentiality agreement, it shall forthwith notify the other Shareholders and the Company thereof in writing and provide the other Shareholders and the Company with all information in its possession in respect of such breach.

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17.	FAIR MARKET VALUE

17.1	The Parties record that and agree that whenever the Fair Market Value is required to be determined for the purposes of this Agreement, it shall be determined on the day of the occurrence of the relevant event.

17.2	When the Fair Market Value is to be determined:

17.2.1	the Parties shall meet by not later than 5 (five) Business Days after the occurrence of the relevant event and attempt to agree the Fair Market Value in writing, acting reasonably; and

17.2.2	if the Parties: (a) fail to meet timeously in accordance with clause 17.2.1; or (b) meet timeously in accordance with clause 17.2.1 but fail to reach agreement on the Fair Market Value within 10 (ten) days of so meeting, then, in the case of either (a) or (b) occurring, any of the Parties shall be entitled to refer the matter to the Independent Valuers for determination. The Independent Valuers shall determine the Fair Market Value based on accepted market practices at the time. In so making such determination, the Independent Valuers shall act as experts and not arbitrators.

17.3	The Parties shall use their reasonable endeavours to ensure that the process/es contemplated in 17.2.1 and, if applicable, 17.2.2 are completed expediently and shall provide the Independent Valuers and the other of them with all information and documentation required by the Independent Valuers in order to determine the Fair Market Value as soon as is reasonably possible after such matter has been referred to the Independent Valuers for determination.

17.4	The Independent Valuers will be such independent and reputable intellectual property valuation practice group which is a CLP (Certified Licensing Professional) as may be agreed between the Parties, or failing agreement within 10 (ten) Business Days from the date of a request by any of them for such agreement, appointed by the chairman for the time being of Certified Licensing Professionals, Inc.. If that person fails or refuses to make the aforesaid appointment, any Party may approach the High Court of the Republic of South Africa (Gauteng Division, Pretoria) or any other South African High Court with jurisdiction over the Company to make such an appointment. To the extent necessary, the Parties agree that the High Court of the Republic of South Africa (Gauteng Division, Pretoria) and any other South African High Court with jurisdiction over the Company is expressly empowered to make such appointment.

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18.	LEGAL PROCEEDINGS

Notwithstanding any other provisions of this Agreement, should any Shareholder deem it necessary that the Company institute or defend any action or legal proceedings or enforce any of the rights which the Company may have (“Action”) against any Shareholder (the “Defendant Shareholder”) then such Shareholder shall refer the matter to a meeting of the Board. If the Board does not take such Action within 30 (thirty) days (or such shorter period as may be reasonable and necessitated by the circumstances) after the matter has been referred to it, then such Shareholder (the “Proposer”) shall, provided that the holders of a majority of the Shares (excluding those held by the Defendant Shareholder) agree in writing, be authorised to take all such steps and sign all such documents as may be necessary to take such Action, and shall be authorised to determine and control the manner in which such Action is taken, on behalf of the Company; provided that -

18.1	should the Company be ordered or agree in settlement to pay any amount (including any legal costs) as a result of taking such Action, then such Proposer shall refund to the Company the excess, if any, of such amount over the amount, if any, (including any legal costs) which becomes payable to the Company as a result of taking such Action; and

18.2	such Proposer shall bear all legal costs associated with taking the Action, but should the Company have a court order or reasonable settlement granted in its favour in the circumstances then the Company shall refund to such Proposer the amount of all costs (including any legal costs) which such Proposer may have paid or incurred on behalf of the Company in taking such action.

19.	REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants as at the Signature Date and as at the Trigger Date 1:

19.1	it is a company duly incorporated and in good standing under the laws of its jurisdiction of incorporation;

19.2	it has the corporate power, capacity and authority, and all licences, approvals and consents required by it to conduct its business as is contemplated to be carried on by this Agreement;

19.3	this Agreement has been duly authorised and executed by it and constitutes its valid and legally binding obligations, enforceable against it in accordance with its terms; and

19.4	the execution and delivery of each of this Agreement by it and the performance of its duties and obligations under this Agreement and the MOI do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or any licence, permit or certificate, to which it is a party or by which it is bound, or require any authorisation or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law,

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order, writ, injunction, judgment or decree to which it is subject, which breach, default, failure to obtain authorisation or violation would materially adversely impair its ability to carry out its obligations under this Agreement and the MOI .

20.	CONFIDENTIALITY

20.1	Save as provided in this clause 20, each Party shall, and shall procure that its Affiliates and subsidiaries and their respective officers, directors, employees, agents, auditors and advisers shall, treat as confidential all information relating to any other Party or relating to their respective businesses that is of a confidential nature and which is obtained by that Party in terms of, or arising from the implementation of this Agreement, which may become known to it by virtue of being a Party (together, the “Protected Information”), and shall not reveal, disclose or authorise the disclosure of any such Protected Information to any third party or use (save for the permitted use of the Protected Information by the Company) such Protected Information for its own purpose or for any purposes.

20.2	The obligations of confidentiality in clause 20.1 shall not apply in respect of the disclosure or use of such information in the following circumstances:

20.2.1	in respect of disclosures of the Protected Information by the Company to a third party where such disclosure is made in the proper conduct of the business of the Company and such disclosure is made subject to a suitable written confidentiality undertaking signed by the third party protecting the confidential nature of the Protected Information;

20.2.2	in respect of any information which is previously known by such Party (other than as a result of any breach or default by any Party or other person of any agreement by which such confidential information was obtained by such Party);

20.2.3	in respect of any information which is in the public domain (other than as a result of any breach or default by any Party);

20.2.4	any disclosure to any Party’s professional advisors, executive staff, board of directors or similar governing body who (i) such Party believes have a need to know such information, and (ii) are notified of the confidential nature of such information and are bound by a general duty of confidentiality in respect thereof materially similar to that set out herein;

20.2.5	any disclosure required by law or by any court of competent jurisdiction or by any regulatory authority or by the rules or regulations of any stock exchange;

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20.2.6	any disclosure by a Shareholder to the effect that it is a shareholder in the Company;

20.2.7	any disclosure made by a Shareholder made in accordance with that Shareholder’s proper pursuit of any legal remedy in respect of this Agreement;

20.2.8	any disclosure by a Shareholder to its shareholders or members pursuant to any reporting obligations that Shareholder may have to its shareholders or members, provided that each such shareholder or member is notified of the confidential nature of such information and is bound by a general duty of confidentiality in respect thereof materially similar to that set out herein; or

20.2.9	any disclosure made by the Company in accordance with the MOI.

20.3	In the event that a Shareholder is required to disclose confidential information as contemplated in clause 20.2.5, such Shareholder will:

20.3.1	advise any Party/ies in respect of whom such information relates (the “Relevant Party/ies”) in writing prior to disclosure, if possible;

20.3.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

20.3.3	afford the Relevant Party/ies a reasonable opportunity, if possible, to intervene in the proceedings;

20.3.4	comply with the Relevant Party/ies’ reasonable requests as to the manner and terms of such disclosure; and

20.3.5	notify the Relevant Party/ies of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it was made.

20.4	The Company may by notice in writing be entitled to demand the prompt return of the whole or any part of any confidential information supplied by or on behalf of the Company to any Shareholder, other than any confidential information which a Shareholder is entitled to retain pursuant to the terms of the Transaction Documents, and each Shareholder hereby undertakes to comply promptly with any such demand.

21.	BREACH

Should any Party (the “Defaulting Party”) breach any provision of this Agreement and fail to remedy such breach within 14 (fourteen) days after receiving written notice requiring it to do so from another Party (the “Innocent Party”), then the Innocent Party shall be entitled, without prejudice to its other

41

rights in law including any right to claim damages, to claim immediate specific performance of the Defaulting Party’s obligations, or in the case of a material breach of a provision going to the root of this Agreement, to cancel this Agreement by giving written notice to that effect to the Defaulting Party, provided that, no Party shall be entitled to cancel this Agreement at any time after the Subscription Price has been received by the Company.

22.	NOTICES

22.1	The Parties choose as their address for service for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature (including the exercise of any option), the following addresses:

22.1.1	The Company:

Physical:	[***]

Postal:	[***]

Fax:	[***]

For the attention of: [***]

22.1.2	IDC:

Physical:	[***]

Postal:	[***]

Fax:	[***]

For the attention of: [***]

22.1.3	Kelltech Mauritius:

Physical:	[***]

Postal:	[***]

Fax:	[***]

For the attention of: [***]

With copies to each of the Shareholders at their addresses specified pursuant to this clause 22.

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22.1.4	Lifezone:

Physical:	[***]

Postal:	[***]

Fax:	[***]

Attention:	[***] and [***]

With a copy to:	[***]

And to:	[***]

And to:	[***]

Fax:	[***]

For attention:	[***]

22.1.5	Orkid:

Physical:	[***]

Postal:	[***]

Fax:	[***]

For the attention of: [***]

With a copy to:	[***]

Physical:	[***]

Postal:	[***]

Fax:	[***]

For the attention of: [***]

22.1.6	Liddell:

Physical and postal:	[***]

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With a copy to (physical and postal): [***]

Email: [***]

For the attention of: [***]

22.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by fax but not by e-mail unless the relevant Party has specified an e-mail address in clause 22.1 above, in which case it shall be competent to give notice to such Party by way of e-mail.

22.3	Any Party may by notice to any other Party change the physical address chosen as its address for service vis-a-vis that Party to another physical address the relevant jurisdiction or its fax number, provided that the change shall become effective vis-a-vis that addressee on the 1Q1h (tenth) Business Day from the receipt of the notice by the addressee.

22.4	Any notice to a Party:

22.4.1	sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope to it at an address chosen as its address for service to which post is delivered shall be deemed to have been received on the 7th (seventh) Business Day after posting (unless the contrary is proved);

22.4.2	delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its address for service shall be deemed to have been received on the day of delivery; or

22.4.3	sent by fax to its chosen fax number stipulated in clause 22.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved), provided that the sender has received a receipt indicating proper transmission.

22.5	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen address for service.

23.	GOVERNING LAWS

23.1	This Agreement is governed by, and all disputes, claims, controversies, or disagreements of whatever nature arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, termination or enforceability,(a “Dispute”) shall be resolved in accordance with the laws of South Africa.

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23.2	For purposes of applying for urgent relief and in respect of any matters which cannot be resolved in accordance with clause 24, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of the Republic of South Africa (Gauteng Division, Pretoria) in any Dispute.

24.	SETTLEMENT OF DISPUTES

24.1	Amicable Settlement

If any Dispute arises between any of the Parties, they shall use all reasonable endeavours to resolve the matter amicably and in good faith. If one Party gives any other Party notice that a Dispute has arisen and the Parties are unable to resolve such Dispute within 30 (thirty) days of service of such notice, then such Dispute shall be referred to the respective chairmen or chief executives or other nominated senior representative of the Parties in dispute. No Party shall resort to arbitration against any other Party under this Agreement until at least 30 (thirty) days after such referral. This shall not affect a Party’s right to seek urgent relief.

24.2	Arbitration

24.2.1	Unless provided for to the contrary in this Agreement, a Dispute which arises in regard to:

24.2.1.1	the interpretation of;

24.2.1.2	the carrying into effect of;

24.2.1.3	any of the Parties’ rights and obligations arising from;

24.2.1.4	the termination or purported termination of or arising from the termination of; or

24.2.1.5	the rectification or proposed rectification of this Agreement, or out of or pursuant to this Agreement or on any matter which in terms of this Agreement requires agreement by the Parties, (other than where an interdict is sought or urgent relief may be obtained from a court of competent jurisdiction), and which is not resolved in accordance with clause 24.1, shall be finally resolved in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”) by an arbitrator or arbitrators agreed to in writing by the Parties or, failing such agreement within 5 (five) Business Days after it is requested by any Party, appointed by AFSA. There shall be a right of appeal as provided for in article 22 of the aforesaid rules.

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24.2.2	Each Party to this Agreement -

24.2.2.1	expressly consents to any arbitration in terms of the aforesaid rules being conducted as a matter of urgency; and

24.2.2.2	irrevocably authorises any other Party to apply, on behalf of all Parties to such dispute, in writing, to the secretariat of AFSA in terms of article 23(1) of the aforesaid rules for any such arbitration to be conducted on an urgent basis.

24.2.3	If AFSA no longer exists then the arbitrator shall be appointed by the President for the time being of the Law Society of the Northern Provinces of South Africa and the arbitration shall be conducted in accordance with the Arbitration Act No. 42 of 1965.

24.2.4	Notwithstanding anything to the contrary in this clause 24, any Party shall be entitled to apply, on an urgent basis, for an interdict or for an order of specific performance from any court of competent jurisdiction.

24.2.5	For the purposes of clause 24.2.4 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of the Republic of South Africa (Gauteng Division, Pretoria).

24.2.6	This clause 24 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement.

25.	WHOLE AGREEMENT, NO AMENDMENT

25.1	This Agreement and the MOI together set out the entire understanding of all the Parties with respect to the subject matter hereof, and supersede and replace any other agreements and/or discussions, written or oral.

25.2	No amendment or consensual cancellation of this Agreement or any provision or term thereof or of any agreement or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver, or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver, relaxation or suspension, signed by the Party granting such extension, waiver, relaxation or suspension). Any such extension, waiver,

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relaxation or suspension which is so given or made shall be construed strictly as relating only to the matter in respect whereof it was made or given.

26.	FURTHER ASSURANCE

Each Party shall, at the reasonable request of any other Party, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by any statute, ordinance, judicial decision, executive order, regulation, common law, rule, or by-law of any jurisdictions that is applicable to such Party in order to completely and punctually implement and/or give effect to this Agreement.

27.	COSTS

Each of the Parties shall bear its own legal, accountancy and other costs, charges and expenses in connection with the negotiation and execution of this Agreement.

28.	SEVERABILITY

Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated pro non scripto and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

29.	STIPULATIO ALTERI

No part of this Agreement shall constitute a stipulatio alteri in favour of any person who is not a Party to the Agreement unless the provision in question expressly provides that it does constitute a stipulatio afteri.

30.	NO CESSION AND ASSIGNMENT

Except as expressly provided in this Agreement which expressly states that cession, delegation or assignment may take place, no Party shall be entitled to cede, assign, transfer or delegate all or any of its rights, obligations and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld).

31.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party that signs its counterpart last in time.

47

32.	NO PARTNERSHIP/ JOINT VENTURE

Nothing in this Agreement shall be construed so as to render the Parties or any of them a partnership, association or joint venture or as creating a partnership, association or joint venture.

Signed by the Parties on the following dates and at the following places respectively:

For:	LIFEZONE LIMITED

Signature:	/s/ [***]
who warrants that he / she is duly authorised thereto

Name:	[***]
Date:	03/02/2016
Place:

For:	KELLTECH LIMITED

Signature:	/s/ [ILLEGIBLE]

who warrants that he / she is duly authorised thereto

Name:
Date:	03/02/2016
Place:

For:	ORKID S.à r.l.

Signature:	/s/ [ILLEGIBLE]

who warrants that he / she is duly authorised thereto

Name:
Date:	12/02/2016
Place:

For:	THE INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTH AFRICA LIMITED

Signature:	/s/ Nozizwe Mthembu
who warrants that he / she is duly authorised thereto

Name:	Nozizwe Mthembu
Date:
Place:	[***]

For:	KELLPLANT PROPRIETARY LIMITED

Signature:	/s/ [ILLEGIBLE]
who warrants that he / she is duly authorised thereto

Name:
Date:	03/02/2016
Place:

48

Schedules and other similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Schedule 1 Form of Deed of Adherence

[***]

49

Schedule 2 The MOI

[***]

50

Schedule 3 The Trust Agreement

[***]

TABLE OF CONTENTS

Clause number and description	Page

1.	INTERPRETATION AND PRELIMINARY	2

2.	SUSPENSIVE CONDITIONS	12

3.	PURPOSES AND POWERS OF THE COMPANY	14

4.	SUBSCRIPTION FOR / ISSUANCE OF THE SUBSCRIPTION SHARES	14

5.	INCONSISTENCY WITH THE MOI	17

6.	FUNDING	17

7.	LOCK IN	22

8.	TRANSFERS OF SHARES - GENERAL	22

9.	TRANSFERS OF SHARES - PRE-EMPTIVE RIGHTS	24

10.	DEEMED OFFERS	27

11.	SHAREHOLDER UNDERTAKING	29

12.	COME ALONG AND TAG ALONG	33

13.	DIVIDENDS	34

14.	FINANCIAL AND OTHER INFORMATION	35

15.	REGULATORY AUTHORITY	35

16.	RIGHT FOR POTENTIAL PURCHASER TO CONDUCT A DUE DILIGENCE	36

17.	FAIR MARKET VALUE	37

18.	LEGAL PROCEEDINGS	38

19.	REPRESENTATIONS AND WARRANTIES	38

20.	CONFIDENTIALITY	39

21.	BREACH	40

22.	NOTICES	41

23.	GOVERNING LAWS	43

24.	SETTLEMENT OF DISPUTES	44

25.	WHOLE AGREEMENT, NO AMENDMENT	45

26.	FURTHER ASSURANCE	46

27.	COSTS	46

28.	SEVERABILITY	46

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29.	STIPULATIO ALTERI	46

30.	NO CESSION AND ASSIGNMENT	46

31.	EXECUTION IN COUNTERPARTS	46

32.	NO PARTNERSHIP/ JOINT VENTURE	47

Schedule 1	- Form of Deed of Adherence

Schedule 2	- The MOI

Schedule 3	- The Trust Agreement

Orkid S.a r.I. (“Orkid”)
(registration no. B 167 777)
Legis House 11 New Street, St Peter Port
Guernsey GY1 3EG

To:
KellTech Limited (“KellTech”)
(formerly Lifezone SA Ventures Limited)
(company no. 084564 C1/GBL)
4th Floor, Ebene Skies rue de I‘Institute
Ebene, Republic of Mauritius

Kelltechnology South Africa (RF)
Proprietary Limited (“KellTech SA”)
(registration no. 2008/026628/07)
6 Ecofusion Office Park Block B,
324 Witch-Hazel Ave Highveld Park, Ext 59
Centurion, Gauteng, 0157
Republic of South Africa

The Industrial Development Corporation
Of South Africa Limited (“IDC”)
19 Fredman Drive, Sandown, 2191
Republic of South Africa
(Attention: Head of Basic Metals and Mining)

Lifezone Limited (“Lifezone”)
(attn: [***])
(company no. 081243 C2/GBL)
4th Floor, Ebene Skies rue de I‘Institute
Ebene, Republic of Mauritius

Kellplant Proprietary Limited (“KellPlant”)
(registration no. 2015/364753/07)
6 Ecofusion Office Park Block B,
324 Witch-Hazel Ave Highveld Park,
Ext 59 Centurion, Gauteng, 0157
Republic of South Africa

22 May 2020

Dear Sirs

Amendments to the KellTech SA arrangements

Further to discussions between the parties, the following amendments to the KellTech SA arrangements have been agreed with effect from the date hereof.

1.	We refer to the following KellTech arrangements (together, the “KellTech Documents”):

1.1	the KellTech SA Shareholders Agreement dated 12 February 2016 between Lifezone, Orkid, IDC, KellTech and KellTech SA, as amended (the “KellTech SA Shareholders Agreement”);

1.2	the KellTech SA Licence Agreement dated 16 April 2014 between KellTech Mauritius and KellTech SA, as amended, including by the first addendum dated 12 February 2016 (the “KellTech SA Licence”);

1.3	the KellPlant Licence Agreement dated 12 February 2016 between KeliTech SA and KellPlant, as amended (the “KellPlant Licence”, and together with the KellTech SA Licence, the “Licence Agreements”;

1.4	the KellTech SA Memorandum of Incorporation, as amended (the “KellTech SA Constitution”).

2.	In each of the KellTech Documents:

2.1	the definition of “PGMs” will be amended by the replacement of the definition in its entirety with the following:

2

”“PGMs” means (a) platinum, palladium, rhodium, ruthenium, iridium and osmium (all six being the metallic elements contained in the Platinum Group of the Periodic Table, “PGEs”) but only where the primary focus of the extraction process is on the extraction of one or more of the PGEs; (b) gold and silver (“Precious Metals”) but only where the primary focus of the extraction process is on the extraction of one or more of PGEs or one or more of the Precious Metals; and (c) nickel, copper, cobalt, and other metals, elements or compounds but only where the primary focus of the extraction process is on the extraction of one or more of the PGEs or one or more of the Precious Metals;”

2.2	the definition of “Patents” will be amended by the replacement of the definition in its entirety with the following:

““Patents” means, to the extent that they relate to Kelltechnology only

(a)	South African Patent 2000/6600;
(b)	South African provisional patent application 2012/05222;
(c)	South African Patent No. 2014/09387;
(d)	African Regional Intellectual Property Organisation (“ARIPO”) Patent No. AP/P/2014/008110;
(e)	South African Patent No. 2015/08577;
(f)	ARIPO Patent No. AP/P/2015/008962;
(g)	South African Patent No. 2014/08684;
(h)	South African Patent No. 2017/05992;
(i)	ARIPO Patent No. AP/P/2015/008960;
(j)	South African Patent No. 2018/04188; and
(k)	ARIPO Patent No. AP/P/2018/010822,

and all patent applications and granted patents in the Licenced Territory in the same patent family as any of the aforementioned patent applications;”

3.	In each of the KellTech SA Shareholders Agreement and the KellTech SA Constitution:

3.1	the definition of “Intellectual Property” will be amended by the replacement of the definition in its entirety with the following (underlined text is underlined solely to indicate it is new):

““Intellectual Property” means all intellectual property rights relating to Kelltechnology of whatsoever nature, whether registered or unregistered, owned, licensed to or controlled by Lifezone in the Licensed Territory, including, without limitation, the ‘mentions, information and technologies that form the subject matter of the Patents and the Know-How in each case relating to Kelltechnology, and all current and future improvements, variations and individual unit operations thereof, whether conceived of, developed and/or acquired by Lifezone and regardless of howsoever created;”

4.	In each of the Licence Agreements, the definition of “Net Refinery Return” will be amended by the replacement of the definition in its entirety with the following (struckthrough text is struckthrough solely to indicate it has been deleted):

““Net Refinery Return” means the net revenue (after deducting transport costs, customs clearing costs, refining charges and realizations) received from the sales of ~~refined~~ PGMs produced from Concentrate from a plant using Kelltechnology;”

5.	To the extent necessary, where the relevant agreed amendment appears in the KellTech SA Constitution, the relevant parties will procure that such constitution is formally amended so that such amendment is implemented. For the avoidance of doubt, the relevant parties will

3

procure that the relevant shareholder resolutions are proposed, passed and registered as may be required by local law.

This letter is governed by, and all disputes of whatever nature arising out of or in connection with this letter shall be resolved in accordance with the laws of the Republic of South Africa.

The provisions of clauses 24 (Settlement of Disputes) and 31 (Execution in Counterparts) of the KellTech SA Shareholders Agreement will apply to this letter as if set out in full herein.

By our signature hereto, we hereby confirm our agreement with the contents of this letter:

Signature:	/s/ Erich Clarke
For and on behalf of:	Orkid S.à r.l.
Name:	Erich Clarke
who warrants that he / she is duly authorised thereto
Date:	10 June 2020
Place:	[***]

By our signature hereto, we hereby confirm our agreement with the contents of this letter:

Signature:	/s/ Erich Clarke
For and on behalf of:	Kelltech Limited
Name:	Erich Clarke
who warrants that he / she is duly authorised thereto
Date:	29 May 2020
Place:	[***]

4

By our signature hereto, we hereby confirm our agreement with the contents of this letter:

Signature:	/s/ [***]

For and on behalf of:	Lifezone Limited

Name:	[***]
who warrants that he / she is duly authorised thereto
Date:	12 June 2020
Place:	[***]

By our signature hereto, we hereby confirm our agreement with the contents of this letter

Signature:	/s/ R S Wallace	/s/ ZR Coetzee

For and on behalf of:	The Industrial Development Corporation of South Africa Limited	Industrial Development Corporation

Name:	R S Wallace	ZR COETZEE
who warrants that he / she is duly authorised thereto
Date:	30/10/20	30 October 2020
Place:	[***]	[***]

By our signature hereto, we hereby confirm our agreement with the contents of this letter:

Signature:	/s/ Erich Clarke

For and on behalf of:	Kelltechnology South Africa (RF) Proprietary Limited

Name:	Erich Clarke
who warrants that he / she is duly authorised thereto
Date:	29 May 2020
Place:	[***]

5

By our signature hereto, we hereby confirm our agreement with the contents of this letter:

Signature:	/s/ [***]

For and on behalf of:	Kellplant Proprietary Limited

Name:	[***]
who warrants that he / she is duly authorised thereto
Date:	12 June 2020
Place:	[***]